Exhibit 10.49

[Freddie Mac letterhead]

Date October 14, 2006 From Paul G. George Subject Employment Agreement	To Anthony S. Piszel

This agreement sets forth Freddie Mac’s agreement to employ you pursuant to the terms and conditions set forth herein (“Agreement). Your employment with Freddie Mac will begin no later than           November 15, 2006. The actual start date is referred to as the “Employment Date.”

This Agreement supersedes any previous communications you may have had with Freddie Mac or anyone acting on its behalf concerning the terms and conditions of your employment with Freddie Mac.

I.  Employment

Freddie Mac agrees to employ you as its Executive Vice-President — Finance and Chief Financial Officer, subject to your execution of the enclosed Restrictive Covenant and Confidentiality Agreement, and Freddie Mac’s complete satisfaction with the results of your background check and substance abuse test. Initially, you will report to Gene McQuade, Freddie Mac’s President and Chief Operating Officer. Thereafter, during the course of your employment Freddie Mac may have you report to the Chief Executive Officer, the President, the Chief Operating Officer, any combination of those positions, or any other reporting relationship mutually agreed to by both parties.

II.  Compensation

Subject to the termination of employment provisions set forth in Paragraph IV, below, Freddie Mac agrees to pay you the following:

A. Base Salary

Beginning on your Employment Date and subject to your continued employment, your annualized base salary will be no less than $650,000 (which is approximately $54,166.66 per month). All employees receive performance evaluations in accordance with Freddie Mac’s corporate employee performance management program. Freddie Mac has the sole discretion and absolute authority in determining whether to implement a salary adjustment.

If you terminate your employment with Freddie Mac at any time for any reason, your salary will terminate as of the date your employment terminates.

Employment Agreement — Anthony S. Piszel
October 14, 2006

B. Short-Term and Long-Term Performance-Based Incentive Compensation

You will be eligible for consideration for a discretionary short-term performance-based incentive bonus, which, if received, will be based on Freddie Mac’s assessment of your performance against objectives, as well as company and division performance, and your performance relative to others. Your target incentive will be equal $1,007,500. The actual bonus you receive attributable to any performance period shall be determined in the sole discretion of the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Freddie Mac, subject to the guaranteed amounts outlined below. The Committee has the sole discretion and absolute authority in determining whether to increase your target incentive. While Freddie Mac currently pays such bonuses in cash, any such payment, if made, shall be subject to corporate executive compensation plans, practices and policies in effect as of the date of payment.

Notwithstanding the preceding paragraph, Freddie Mac agrees that you will receive short-term performance-based incentive attributable to performance during calendar year 2006 (payable in 2007 when other Freddie Mac executive officers receive such bonus) and attributable to performance during calendar year 2007 (payable in 2008 when other Freddie Mac executive officers receive such bonus) of no less than $600,000 and $1,007,500, respectively.

You also will be eligible for consideration for a discretionary long-term performance-based incentive award, which, if received, also will be based on Freddie Mac’s assessment of your performance and potential relative to others. The award you receive attributable to any performance period shall be determined in the sole discretion of the Committee, subject to the guaranteed amount outlined below. Such awards currently are made in a combination of restricted stock units and stock options and your target amount for this incentive will be $3,000,000. The Committee has the sole discretion and absolute authority in determining whether to increase your target incentive. All aspects of the award, including vesting schedule, the number of units and/or shares subject to the grants, shall be subject to the corporate plans, practices and policies in effect at that time of the grant.

Notwithstanding the preceding paragraph, Freddie Mac agrees that the long-term performance-based incentive granted in calendar year 2007 (granted in 2007 when other Freddie Mac executive officers receive such award) will be no less than $3,000,000.

III.  One-Time Sign-On Bonus

Subject to your beginning employment with Freddie Mac, you will receive a one-time sign-on bonus of $7,500,000, which will be comprised of $2,500,000 cash and $5,000,000 in the form of restricted stock units.

The cash portion of this sign-on will be paid to you in your first full semi-monthly paycheck, and will be subject to repayment in the event that, prior to the second anniversary of your Employment Date, you

Employment Agreement — Anthony S. Piszel
October 14, 2006

terminate your employment with Freddie Mac for any reason or Freddie Mac terminates your employment for reason that constitutes “Cause” as defined in Exhibit A hereto.

The number of restricted stock units subject to your sign-on grant will be 78,940, which is equal to $5,000,000 divided by $63.34, the fair market value of a share of Freddie Mac common stock on September 7, 2006, which is the date that the Committee approved the terms of compensation set forth in this Agreement. The effective date of grant shall be the date of the next regular scheduled meeting of the Committee following your Employment Date (the “Grant Date”). The restricted stock units subject to this one-time grant will have a four-year vesting schedule, with 25% of the grant vesting on the each of the first, second, third and fourth anniversaries of the Grant Date. The treatment of such award in the event that Freddie Mac terminates your employment for any reason other than “Cause” (as defined in Exhibit A hereto) prior to the fourth anniversary of the Grant Date is set forth in the succeeding Paragraph.

IV.	Compensation In the Event That Freddie Mac Terminates Your Employment

A. Termination of Employment Payment

In the event that prior to the fourth anniversary of your Employment Date Freddie Mac terminates your employment for any reason other than “Cause” (as defined in Exhibit A hereto), then you will receive a lump-sum cash payment equal to two-times your annualized base salary in effect at the time of termination. Such payment will be made to you no later than ten (10) business days after your employment termination date.

In the event that you terminate your employment for any reason or Freddie Mac terminates your employment for “Cause” (as defined in Exhibit A), then you will not receive the termination of employment payment outlined in this section.

The termination of employment payment provided pursuant to the terms of this Paragraph shall be in lieu of, and not in addition to, any right you may have to payment pursuant to the terms of any otherwise applicable severance plan, policy or practice. Consequently, by entering into this Agreement you agree that in the event of the termination of your employment prior to the fourth anniversary of your Employment Date you will not be eligible to receive and you will not receive severance pay pursuant to any Freddie Mac severance plan, policy or practice.

In the event of the termination of your employment after the fourth anniversary of your Employment Date, you will be eligible to receive severance pay pursuant to the terms of any applicable Freddie Mac severance plan or policy.

Employment Agreement — Anthony S. Piszel
October 14, 2006

B. Treatment of One-Time Sign-On Grant of Restricted Stock Units

In the event that Freddie Mac terminates your employment for any reason other than “Cause” (as defined in Exhibit A hereto) between the first and fourth anniversaries of the Grant Date, then the one-time sign-on restricted stock unit award granted pursuant to the terms of Paragraph III herein shall continue to vest pursuant to the vesting schedule set forth in the grant agreement.

In the event that Freddie Mac terminates your employment for any reason other than “Cause” (as defined in Exhibit A hereto) prior to the first anniversary of the Grant Date, then the one-time sign on grant shall be cancelled and in consideration Freddie Mac will pay you $5,000,000. Freddie Mac will make such payment not later than ten (10) business days after your employment termination date.

In the event that you terminate your employment for any reason or Freddie Mac terminates your employment for “Cause” (as defined in Exhibit A), then any unvested restricted stock units shall be forfeited.

The termination of employment benefits set forth in this Paragraph IV are not effective and will not be paid unless and until approved by Freddie Mac’s regulator, the Office of Federal Housing Enterprise Oversight.

V.  Relocation Benefit

In addition to Freddie Mac’s standard senior executive-officer relocation benefits, you will receive the following supplemental benefits:

• Four months temporary living at a local hotel or a comparable living arrangement in lieu of Freddie Mac’s standard temporary living relocation benefit;

• Reimbursement of up to $40,000 in travel costs incurred by you and your immediate family members traveling between the metropolitan D.C. area and your current residence prior to permanent relocation of your family to the D.C. area; and

• A cash payment of $200,000 which is intended to be used for relocation expenses not covered by Freddie Mac’s standard senior executive officer relocation benefit, and such amount will be grossed-up to offset your personal tax liability associated with the $200,000 payment.

VI.  Other Benefits

You will be eligible to participate in all employee benefit plans pursuant to the terms of those plans offered to Freddie Mac senior executives (as may be modified or terminated from time to time by Freddie Mac in its sole discretion). Freddie Mac will reimburse you up to $25,000 for legal expenses incurred in connection with this Agreement and your separation of employment from your current employer.

Employment Agreement — Anthony S. Piszel
October 14, 2006

VII.  Confidentiality

Subject to Paragraph IV(D) of the attached Restrictive Covenant and Confidentiality Agreement and except to the extent of Freddie Mac’s public disclosure of any specific terms and conditions of this Agreement, you agree that prior to, during and after the cessation of your employment for any reason, you will not disclose either the existence of or any information about this letter to any person other than your attorney, accountant, tax advisor or members of your immediate family, and then only if they agree to keep such information confidential.

VIII.  Other Matters

Freddie Mac is an at-will employer. Accordingly, Freddie Mac and you each retain the right to terminate your employment at any time for any reason with or without cause. Nothing in this letter sets forth any express or implied contractual obligations on the part of either Freddie Mac or you to continue employment for a specified or agreed-upon duration. In the event that your employment terminates for any reason, you will be deemed to have resigned, effective as of the date of such termination, from all positions, titles, duties, authorities and responsibilities arising out of or relating to your employment, including any directorships or fiduciary positions in which you were serving at the request of, or appointment by, Freddie Mac.

Paragraphs II, III, IV, V and VII of this Agreement sets forth the entirety of Freddie Mac’s and your obligation with respect to the terms and conditions of your compensation and such terms may be modified only by approval of the Compensation and Human Resources Committee of the Board of Directors of Freddie Mac and written agreement signed by Freddie Mac’s Executive Vice-President of Human Resources and you.

In the event of a conflict between a specific term and condition of your compensation or employment as set forth in this Agreement and a term and condition of your compensation or employment as set forth in any Freddie Mac plan, policy or procedure, then the term and condition of this Agreement shall govern.

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts-of-laws provisions.

During the course of your review of this Agreement, we expect that you have had the opportunity to receive assistance from appropriate advisors, including legal, tax, and financial advisors. You agree that, except to the extent of Freddie Mac’s public disclosure of the terms and conditions of this Agreement, you will not disclose any specific information about this Agreement to any person other than your attorney, accountant, tax advisor or members of your immediate family, and then only if they agree to keep such information confidential.

Employment Agreement — Anthony S. Piszel
October 14, 2006

To indicate your acceptance of and agreement to be bound by the terms of this Agreement, please return to me one executed copy together with an executed copy of the enclosed Restrictive Covenant and Confidentiality Agreement. Additional copies of the agreements are enclosed for your records.

/s/ Anthony S. Piszel	Date: October 14, 2006

Anthony S. Piszel

Attachment

EXHIBIT A TO

OCTOBER 14, 2006 EMPLOYMENT AGREEMENT

DEFINITION OF “CAUSE”

For purposes of the October 14, 2006 Employment Agreement between Freddie Mac and Anthony Piszel, the term “Cause” shall mean the following:

•	Employee’s unwillingness or inability to adequately perform the employee’s job duties;

•	Insubordination;

•	Intentional conduct materially detrimental to Freddie Mac, or its reputation, or its operations or activities;

•	Intentional violation of the Code of Conduct;

•	Stealing property belonging to Freddie Mac, another employee, or other theft in connection with employment;

•	Committing fraud, including computer fraud;

•	Willfully destroying property;

•	Inflicting or threatening bodily harm on another employee, threatening another employee with a weapon, or conviction (including any plea of nolo contendere) of a crime;

•	Committing unlawful harassment or intentional discrimination;

•	Recurring or habitual tardiness or absenteeism which has resulted in a written reprimand;

•	Intentionally disclosing or intentionally misusing Confidential Information (as that term is defined in the Freddie Mac Code of Conduct or applicable restrictive covenant and/or confidentiality agreement between the Employee and the corporation);

•	Negligently disclosing or negligently misusing Confidential Information (as that term is defined in the Freddie Mac Code of Conduct or applicable written restrictive covenant and/or confidentiality agreement between the employee and the corporation) resulting in a significant adverse impact on Freddie Mac or on the business of Freddie Mac; or

•	A material breach of any provision of any written policy of Freddie Mac required by law or established to maintain compliance with applicable legal or regulatory requirements.

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